Exhibit 10(f)

Summary of Viacom Inc. Compensation for Outside Directors

Cash Compensation

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  Outside directors receive an annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000;

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  The Chairs of the Audit, Compensation, Strategic Planning and Ad Hoc Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000; and

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  The Chair of the Nominating and Governance Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

        Outside directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Non-Employee Directors, or any successor plan.

Equity Compensation

        Outside directors receive the following:

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  an initial grant of 10,000 stock options to purchase shares of Class B common stock on the date the director joins the Board, which options vest one year from the date of grant; and

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  an annual grant of 4,000 stock options to purchase shares of Class B common stock on January 31 of each year, which options vest in equal installments over a period of three years.

        The exercise price of the stock options is the closing price of Viacom's Class B common stock on the New York Stock Exchange (NYSE) (or such other exchange on which the Class B common stock may then be listed) on the date of grant.

        Effective as of the Company's 2005 annual meeting, subject to stockholder approval, the Viacom Inc. 2000 Stock Option Plan for Outside Directors will be amended (and renamed the Viacom Inc. Equity Plan for Outside Directors) to provide that outside directors will automatically receive, in addition to the cash and equity compensation described above, the following compensation:

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  an initial grant of restricted share units (RSUs) on the date stockholder approval of the amended plan is received equal to $55,000 in value based on the closing price of the Class B Common Stock on the NYSE (or such other exchange on which the Class B common stock may then be listed) on the date of grant, which RSUs vest one year from the date of grant; and

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  an annual grant of RSUs on January 31st of each year equal to $55,000 in value based on the closing price of the Class B Common Stock on the NYSE (or such other exchange on which the Class B common stock may then be listed) on the date of grant, which RSUs vest one year from the date of grant.

        RSUs are payable to outside directors in shares of Class B Common Stock upon vesting unless the outside director elects to defer settlement of the RSUs to a future date. Outside directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents shall accrue on the RSUs (including deferred RSUs) in accordance with the plan until the RSUs are settled, at which time they are payable in shares of Class B Common Stock. The Viacom Inc. Equity Plan for Outside Directors will be contained in an annex to Viacom's 2005 proxy statement.